EXHIBIT 10.09

BUSINESS CONSULTING AGREEMENT

This agreement dated January 1, 2011, is made By and Between Raj Ventures, Inc., referred to as “Company,” and John Stickler, referred to as “Consultant,” whose addresses are 1001 Brickell Bay Drive, Suite 1716, Miami FL 33131 and 1060 Brickell Ave, Apt 2603, Miami, FL 33131, respectively.

1.

Consultation Services. The Company hereby employs the Consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The Consultant will provide marketing and sale services.

2.

Terms of Agreement. This agreement will begin January 1, 2011 and will end T.B.D. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3.

Time Devoted by Consultant. The particular amount of time may vary from day to day or week to week.

4.

Place Where Services Will Be Rendered.  The Consultant will perform most services in accordance with this contract at the Company. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this agreement.

5.

Payment to Consultant. The Consultant will be paid on an invoice basis. The Consultant will submit an itemized statement setting forth the services provided, and the Company will pay the Consultant the amounts due (subject to approval by Company) as indicated by statements submitted by the Consultant within thirty (30) days of receipt.

6.

Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State, and local taxes arising out of the consultant’s activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7.

Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the consultant’s obligations in accordance with this contract, which concerns the personal, financial or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8.

Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid for by the Company, but in no event shall the Consultant employ others without the prior authorization of the Company.

9.

Signatures. Both the Company and the Consultant agree to the above contract.

ANY DISPUTE RELATED TO THIS AGREEMENT WILL BE GOVERNED BY MIAMI-DADE COUNTY, FLORIDA LAW.

BY:

/s/ Charles J. Scimeca__

Charles J. Scimeca

COMPANY

/s/ John Stickler______

John Stickler

CONSULTANT